INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Wasatch Pharmaceutical, Inc. on Form SB-2 of our report dated April 5, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Wasatch Pharmaceutical, Inc for the year ended December 31, 1999 and to the reference to us under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Thomas Leger & Co. L.L.P.

Thomas Leger & Co. L.L.P.
Houston, Texas
April 10, 2001